EXHIBIT 10(iii) 23
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                      EMPLOYMENT AGREEMENT


          THIS AGREEMENT, dated as of November 20, 1996, is made by and between International Technology Corporation, a Delaware corporation (together with any successor thereto and with its wholly-owned subsidiary, IT Corporation, a California corporation, the "Company"), and Franklin E. Coffman (the "Executive").

                            RECITALS:

          A. It is the desire of the Company to assure itself of the services of the Executive by engaging the Executive to perform such services under the terms hereof.

          B. The Executive desires to commit himself to serve the Company on the terms herein provided.

          NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:


          1.   Certain Definitions.

               (a) "Base Management Forecasts" shall mean the forecasts of both EBITDA and Net Income as described in Schedule I, for each of the four fiscal years in the period ended March 31, 2000, as initially identified in Schedule I attached hereto, subject to automatic adjustment from time to time to take account of the effect of changes in accounting principles, income tax rates or other similar factors beyond the control of management or the Board that shall have positive or negative impact on the Company's reported Net Income for the year in question relative to the manner in which Net Income was computed for the year ended March 31, 1996. "Base Management Forecasts" for fiscal years beginning on and after April 1, 2000, shall be such forecasts as determined by the Compensation Committee. In addition, the Company and the Executive shall negotiate in good faith to make reasonable adjustments to the Base Management Forecasts to give effect to changes in business strategy, changes in research and development budgets, acquisitions (to the extent not taken into account in specifying the Base Management Forecasts attached hereto), and the like that have been approved by the Board and which have the effect of increasing or reducing the short-term Net Income but which are intended to enhance long-term shareholder value.

               (b)  "Base Salary" shall have the meaning set forth in
     Section 4(a).

               (c) "Board" shall mean the Board of Directors of the Company.

               (d) "Cause" the Executive shall have "Cause" to resign his employment hereunder upon

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                              (i)  the Company's assignment to the
          Executive of duties materially inconsistent with his position as Senior Vice President, or

                              (ii) the Company's failure to make any
          payment or provide any benefit hereunder or the Company's material breach of this Agreement, which failure or breach is not cured within 30 days after written notice from the Executive thereof.

                    (e) "CEO" shall mean the Chief Executive Officer of the Company.

                    (f) "Change of Control" shall mean the consummation of the first to occur of (i) the sale, lease or other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (ii) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company; (iii) the merger or consolidation of the Company with or into another entity or the merger of another entity into the Company or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction (or their Related Parties) hold less than 50% of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger of consolidation; or (iv) the acquisition by any person or group of more than 50% of the voting power of all securities of the Company generally entitled to vote in the election of directors of the Company.

                    (g) "Common Stock" shall mean the $0.01 par value common stock of the Company.

                    (h) "Company" shall have the meaning set forth in the preamble hereto.

                    (i)  "Compensation Committee" shall mean the
     compensation committee of the Board.

                    (j) "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to
     Section 5(a)(ii) - (vii) the date specified in the Notice of Termination.

                    (k) "Disability" shall mean the absence of the Executive from the Executive's duties to the Company on a full-time basis for a period of 90 consecutive days or a total of six months during any 24 month period as a result of incapacity due to mental or physical illness.

                    (l) "Executive" shall have the meaning set forth in the preamble hereto.

                    (m) "Loan Documents" shall mean the Promissory Note pursuant to which the Executive shall borrow from the Company the Purchase Price for the shares of Common Stock purchased by the Executive pursuant to Section 4(f). The Company agrees to consider

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     in good faith providing forgiveness of a certain portion of the loan principal and interest if previously agreed to targets are met or exceeded.

                    (n) "Long-Term Incentive Plan" or "LTIP" shall mean any long-term incentive plan, including options to purchase Common Stock, instituted to promote the Company's long-term goals.

                    (o) "Notice of Termination" shall have the meaning set forth in Section 5(b).

                    (p)  "Options" shall have the meaning set forth in
     Section 4(b).

                    (q) "Prorated Short-Term Bonus" for any given fiscal year shall mean the product of

                              (i)  the Short-Term Bonus amount, if any,
          that would have been payable to the Executive for the fiscal year in which occurs his Date of Termination, based upon the Company's performance for the entire fiscal year projected in good faith by the Compensation Committee on the basis of the Company's performance for such fiscal year through the Date of Termination,

          and

                              (ii) the ratio of (A) the number of days elapsed in such fiscal year through the Date of Termination, to
         (B) 365.

                    (r)  "Severance Period" shall mean,

                              (i)  with respect to

                              (A)  Termination without Reason (pursuant to
                     Section 5(a)(v)) at any time;

                              (B)  Termination for Reason of Company
                     Performance (pursuant to Section 5(a)(iv)) within 24 months after a Change of Control; or

                              (C)  the Executive's resignation for Cause
                     (pursuant to Section 5(a)(vi)) at any time,

           the period beginning on the Date of Termination and ending 12 months thereafter;
           and,

                              (ii) with respect to Termination for Reason of Company Performance not within 24 months after a Change of Control, the period beginning on the Date of Termination and ending 6 months thereafter.

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                    (s)  "Short-Term Bonus"  shall mean the bonus, if any,
     payable to the Executive pursuant to the Company's short-term incentive compensation plan. The target amount of the Short-Term Bonus shall be 40% of the Executive's Base Salary and the maximum amount shall be 60% of the Executive's Base Salary.

                    (t)  "Term" shall have the meaning set forth in
     Section 2(b).

                    (u) "Termination for Reason of Cause" shall mean the termination of the Executive's employment hereunder at the initiative of the Company upon the Executive's

                              (i)  habitual neglect of, or failure
          substantially to perform, his duties hereunder, other than any such failure resulting from the Executive's Disability, after written notice and reasonable opportunity for cure, all as determined by the Board;

                              (ii) final conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation;

                              (iii)     fraud or personal dishonesty
          involving the Company's assets;

                              (iv) willful failure to follow any lawful directive of the Company consistent with the Executive's position and duties, after written notice and reasonable opportunity for cure, all as determined by the Board;

                              (v)  use of alcohol or illegal drugs
          interfering with the performance of the Executive's responsibilities relating to his or her employment with the Company; or

                              (vi) commission of any willful or
          intentional act which could reasonably be expected to injure materially the reputation, business or business relationships of the Company or its clients.

                    (v) "Termination for Reason of Company Performance" shall mean termination of the Executive's employment hereunder at the initiative of the Company, at the discretion of the Board of Directors upon the Company's satisfaction of less than all Base Management Forecasts during two or more consecutive fiscal years.

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                    (w)  "Termination without Reason" shall mean any
     termination (other than upon the Executive's Disability) of the Executive's employment hereunder at the initiative of the Company other than a Termination for Reason of Company Performance or a Termination for Reason of Cause.

               2.   Employment.

                    (a) The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in this Section 2, in the positions set forth in Section 3 and upon the other terms and conditions herein provided. The initial term of employment under this Agreement (the "Initial Term") shall be for the period beginning on the effective date of this Agreement and ending on November 19, 1999, unless earlier terminated as provided in
     Section 5.

                    (b) After the Initial Term, the employment term hereunder shall automatically be extended day by day (collectively with the Initial Term, the "Term") unless either party gives written notice of non-extension to the other, in which case the employment term shall expire no earlier than the date that is six months after the date such notice is received.

               3. Position and Duties. During the Term, the Executive shall serve as Senior Vice President of the Company with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Board or the CEO. The Executive shall assume such additional or different duties and/or title as may from time-to-time be assigned to the Executive by the Board or the CEO, provided, however, that such duties and/or title shall not be lower in responsibility and level within the Company than that of Senior Vice President. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and shall not receive compensation in excess of one percent (1%) of his Base Salary for services rendered to any other persons.

               4.   Compensation and Related Matters.

                    (a) Base Salary. During the Term the Executive shall receive a base salary at a rate of $194,000.00 per annum, subject to increase as determined by the Compensation Committee and subject to reduction only in connection with an across the board reduction applicable to senior management of the Company generally.

                    (b) LTIPS. From time to time during the Term the Executive may be eligible to participate in one or more LTIPs, including the grant of Options pursuant to the Company's 1996

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          Stock Incentive Plan (if approved by the Company's stockholders)
          and/or pursuant to similar plans adopted in the future, with option exercise price, vesting criteria and expiration terms under any such stock plan generally consistent with the Company's practice under its 1991 Stock Incentive Plan (unless different terms are mandated under the 1996 Stock Incentive
          Plan); provided, however, if insufficient numbers of Options are available to provide adequate incentive to other levels of management, alternative arrangements may be made. Awards (if made) under such LTIPs shall be at the discretion of the Compensation Committee and based on appropriate Executive and Company performance criteria and will generally approximate (assuming performance criteria are achieved) 40% to 60% of the Executive's Base Salary.

                    (c) Short-Term Bonuses. For each fiscal year of the Company ending within the Term, the Executive shall be eligible to receive a Short-Term Bonus.

                    (d) Benefits. The Executive shall be entitled to participate in the other employee benefit plans, programs and arrangements of the Company (including vacation) now (or, to the extent determined by the Board, hereafter) in effect which are applicable to the senior officers of the Company, subject to and on a basis consistent with the terms, conditions and overall administration thereof.

                    (e) Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company, in accordance with the Company's documentation and other policies with respect thereto.

                    (f) Stock Purchase. The Executive hereby agrees that on or before February 20, 1997, he will purchase, in the open market or through a Company arranged open market share repurchase program, Common Stock at an aggregate purchase price of not less than $75,000. The Company hereby agrees to lend to the Executive the aggregate purchase price of such stock (but not more than $100,000) in accordance with the Loan Documents. The Company agrees to consider providing forgiveness of a certain portion of the loan principal and interest if previously agreed upon performance targets (Executive and/or Company) are met or exceeded.

               5. Termination. The Executive's employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

                    (a) (i) Death. The Executive's employment hereunder shall terminate upon his death.

                              (ii) Disability. The Executive's employment hereunder shall terminate in the event of his Disability.

                              (iii)     Termination for Reason of Cause.

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                              (iv) Termination for Reason of Company
          Performance.

                              (v)  Termination Without Reason.

                              (vi) Resignation for Cause. The Executive may resign his employment hereunder for Cause at any time.

                              (vii)     Resignation without Cause.
          The Executive may resign his employment without Cause upon 6 months advance written notice to the Company; provided that the Company may waive the notice period.

                    (b) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive under this
      Section 5 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and specifying a Date of Termination (a "Notice of Termination").

               6.   Severance Payments and Benefits.

                    (a) Upon termination of the Executive's employment with the Company for any reason, the Company shall provide the Executive (or, in the event of his death, his estate or other legal representative) benefits due him under the Company's benefits plans and policies for services rendered to the Company prior to such termination (pursuant to the terms of such plans and policies) and, in accordance with applicable law and in any event not later than 90 days after the Date of Termination, the Company shall pay the Executive all unpaid Base Salary earned through such date. The Executive shall be entitled to the payments described below only as each is applicable to such termination of employment.

                    (b) The following payments and benefits described in this subsection (b) shall be in addition to the payments and benefits described in subsection (a) above.

                              (i)  Termination upon Death or Disability.
          If the Executive's employment shall terminate by reason of his death or Disability, the Company shall pay to the Executive (or his estate or representative), in a lump sum within 90 days after the Date of Termination, the Prorated Short-Term Bonus for the fiscal year in which such termination occurs.

                              (ii) Termination without Reason or
          Resignation for Cause.  Except as provided by subsection
          (b)(iv), in the event of the Executive's Termination without Reason (pursuant to Section 5(a)(v)) or his resignation for Cause (pursuant to Section 5(a)(vi)),

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                              (A)  the Company shall pay to the Executive,
                    in accordance with its regular payroll practice, his Base Salary for the Severance Period;

                              (B)  the Company shall continue for the
                    Severance Period Executive's coverage under all Company welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, to the extent permitted thereunder. In the event that the Executive's participation in any such plan or program is not permitted, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs;

                         (C) the Company shall pay to the Executive, in a lump sum within 90 days after his Date of Termination, the Prorated Short-Term Bonus for the fiscal year in which such Date of Termination occurs; and

                         (D)  the Executive's Options, if any, shall
                    continue to vest during the Severance Period and shall remain exercisable until the earlier of (1) the date such Option would otherwise expire without regard to this Agreement or (2) the expiration of the Severance Period.

                              (iii)     Termination for Reason of Company
          Performance. Except as provided by subsection (b)(iv), in the event of the Executive's Termination for Reason of Company Performance (pursuant to Section 5(a)(iv)),

                              (A)  the Company shall pay to the Executive,
                    in accordance with its regular payroll practice, his Base Salary for the Severance Period; and

                              (B)  the Company shall continue for the
                    Severance Period Executive's coverage under all Company welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, to the extent\ permitted thereunder. In the event that the Executive's participation in any such plan or program is not permitted, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs.

                              (iv) Termination following a Change in
          Control. If, within the 24 month period following a Change of Control, the Executive's employment is terminated pursuant to a Termination without Reason (pursuant to Section 5(a)(v)), Termination for Reason of Company Performance (pursuant to
          Section 5(a)(iv)), or his resignation for Cause (pursuant to
          Section 5(a)(vi)),

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                              (A)  the Company shall pay to the Executive,
                    in accordance with its regular payroll practice, his Base Salary for the Severance Period;

                              (B)  the Company shall continue for the
                    Severance Period Executive's coverage under all Company welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, to the extent permitted thereunder. In the event that the Executive's participation in any such plan or program is not permitted, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs;

                              (C)  the Company shall pay to the Executive,
                    in a lump sum within 90 days after his Date of Termination, an amount equal to the greater of (x) the Executive's targeted Short-Term Bonus for the fiscal year in which occurs the Date of Termination or (y) the greatest Short-Term Bonus paid to the Executive in respect of the two fiscal years ending prior to the fiscal year in which occurs the Date of Termination; and

                              (D)  the Executive's Options, if any, shall
                    become 100% vested as of the Date of Termination and shall remain exercisable until the earlier of (1) the date such Option would otherwise expire without regard to this Agreement or (2) the expiration of the Severance Period.

                    (c) Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

                    (d) Mitigation Not Required. The Executive shall not be required to seek other employment to mitigate damages, and the Executive's payments and benefits hereunder during the Severance Period shall not be subject to offset by the amount of income earned by the Executive from other employment or self-employment during the Severance Period.

                    (e) Reduction in Payments. Notwithstanding anything contained in this Agreement to the contrary, in the event that the payments to the Executive under Section 6 of this Agreement, either alone or together with other payments the Executive has a right to receive from the Company, would not be deductible (in whole or in part) by the Company as a result of such payments constituting a "parachute payment" (as defined in Section 280G of the Internal Revenue Code, as amended (the "Code")), such payments shall be reduced to the largest amount as will result in no portion of the payments under Section 6 not being fully deductible by the Company as the result of Section 280G of the Code. The determination of any reduction in the payments under Section 6 pursuant to the foregoing sentence shall be made exclusively by Ernst & Young, or such other firm of independent public accountants as may be serving as

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the Company's principal auditors immediately prior to the Date of
Termination (whose fees and expenses shall be borne by the Company), and such determination shall be conclusive and binding on the Company and the Executive.

               7.   Non-Interference; Non-Competition.

                    (a) The Executive hereby agrees, in consideration of his employment hereunder and in view of the confidential position to be held by the Executive hereunder, that during the Term and during any Severance Period, and in the event of the Executive's resignation without Cause, during the 12 month period beginning on the Date of Termination, the Executive will not directly or indirectly, by or for himself, or as the agent of another, or through others as an agent,

                              (i)  in any way solicit or induce or attempt
          to solicit or induce any employee, officer, representative, consultant, or other agent of the Company (whether such person is presently employed by the Company or may hereinafter be so employed), to leave the Company's employ or otherwise interfere with the employment relationship between any such person and the Company; or

                              (ii) take any action to purchase or obtain goods or services, from any of the Company's proprietary suppliers or other supplier with whom the Company has developed a unique or exclusive relationship; or

                              (iii)     in any way solicit, or attempt to
          divert, take away or call on, any customers or potential customers of the Company.

                    (b) The Executive hereby agrees, in consideration of his employment hereunder and in view of the confidential position to be held by the Executive hereunder, that during the Term and, in the event of his resignation without Cause, during the 12 month period beginning on the Date of Termination, the Executive will not, without the prior written consent of the Board, directly or indirectly engage in, or have any interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any business of the Company or any subsidiary anywhere in the world; provided, however, that Executive shall be permitted to acquire a stock interest in such a corporation provided such stock is publicly traded and the stock so acquired is not more than one percent of the outstanding shares of such corporation.

                    (c) In the event the agreement in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it

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     may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

               8.   Nondisclosure of Proprietary Information.

                    (a) Except as required in the faithful performance of the Executive's duties hereunder or pursuant to subsection (c), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets; provided, however, that no information otherwise in the public domain (other than by an act of Executive in violation hereof) shall be considered confidential. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

                    (b) Upon termination of Executive's employment with Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company's customers, business plans, marketing strategies, products or processes which are Company property, or which are non-public or which contain proprietary information or trade secrets.

                    (c) Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.


               9. Injunctive Relief. It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 7 and 8 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

               10. Indemnification and Insurance; Legal Expenses. Notwithstanding any other indemnification agreement between the Company and the Executive that may be in effect from time to time, the Company

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shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorney's fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain for the benefit of the Executive (in his capacity as an officer and director of the Company) directors and officers insurance with respect to acts or omissions during the Term; provided that the Board may elect to terminate directors and officers insurance for all officers and directors, including the Executive, if a majority of the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.

               11. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

               12. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware.

               13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

               14. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:


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
                    (a)  If to the Company,

                              International Technology Corporation
                              23456 Hawthorne Boulevard
                              Torrance, CA  90505

                              Attention: General Counsel
                    (b) If to the Executive, to him at the address set forth below under his signature;

or at any other address as any party shall have specified by notice in writing to the other parties.

               15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

               16. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

               17. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Chairman of the Board. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

               18. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

               19. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in the city in which the Executive is then based (or was last based during the Term if the Executive has then terminated employment with the Company) in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction over the parties; provided however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 7 or 8 of the Employment Agreement and provided further that the Executive shall be entitled to seek specific performance of his right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement. The fees and expense of the arbitrator shall be borne by the Company.

               20. Attorney's Fees. In the event of any arbitration or litigation arising under this Agreement, the prevailing party shall be entitled to recover his or its reasonable attorney's fees from the other party.


















                    [signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.


                              INTERNATIONAL TECHNOLOGY CORPORATION
                              IT CORPORATION

                              By: /s/
                                  -------------------------------------
                                 Name:  Anthony J. DeLuca
                                 Title: President and Acting
                                        Chief Executive Officer


                              EXECUTIVE


                              /s/
                              -------------------------------------
                              Signature Franklin E. Coffman

                              312 Directors Drive
                              -------------------------------------

                              Knoxville, TN 37923
                              -------------------------------------

                              Address

                            SCHEDULE I
                       Management Base Case

(adjusted for Special Charges)

                                      Fiscal Year Ended
                      ----------------------------------------------------
                      03/31/97  03/31/98  03/31/99  03/31/2000  03/31/2001
                      --------  --------  --------  ----------  ----------
    Revs               392,416   586,000   760,000    835,000      na
    EBITDA              24,529    49,483    68,858     79,594      na
    Net Income           2,532    15,892    26,086     31,979      na
     (B/f Pref Divs)

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